Prospectus Supplement #13	Filed pursuant to Rule 424(b)(3)
(to prospectus dated November 17, 2000)	Registration No. 333-47150

MERCURY INTERACTIVE CORPORATION

4.75% Convertible Subordinated Notes Due July 1, 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of our 4.75% convertible subordinated notes due July 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 17, 2000, which is to be delivered with this prospectus supplement.

The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

Name of Beneficial Owner	Principal Amount of Notes Beneficially Owned and Offered	Common Stock Owned Prior to the Offering(1)(2)	Common Stock Offered	Common Stock Owned After Completion of the Offering
Goldman Sachs and Company	$20,000	179	179	—

(1)	Includes common stock into which the notes are convertible.
(2)	Assumes a conversion ratio of 8.9888 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 1, 2002.